As filed with the Securities and Exchange Commission on July 20, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

BANKFINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	75-3199276
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15W060 North Frontage Road, Burr Ridge, Illinois 60527, (800) 894-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

F. Morgan Gasior

Chairman of the Board and Chief Executive Officer

BankFinancial Corporation

15W060 North Frontage Road, Burr Ridge, Illinois 60527, (800) 894-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Ned Quint, Esquire,

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 400

Washington, D.C. 20015

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, Par Value $0.01 Per Share	400,000	$16.48	$6,592,000	$705

(1)	Pursuant to Rule 416(a), the number of shares being registered shall include an indeterminate number of additional shares of common stock or common stock that may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with anti-dilution provisions of the BankFinancial Corporation Dividend Reinvestment Plan.

(2)	The registration fee with respect to these shares has been computed in accordance with Rule 457(c), based upon the average of the high and low prices for shares of the common stock on July 17, 2006.

BankFinancial Corporation Dividend Reinvestment Plan Prospectus

BankFinancial Corporation is pleased to offer individuals the opportunity to participate in the BankFinancial Corporation Dividend Reinvestment Plan (“Plan”). The Plan is available for existing stockholders to increase their holdings of shares of BankFinancial common stock. Shares of BankFinancial’s common stock are traded on the NASDAQ Stock Market under the trading symbol “BFIN.”

Plan highlights include:

•	Reinvesting your BankFinancial dividends on all or a portion of the BankFinancial shares that you own

•	Purchasing shares of BankFinancial common stock through a convenient method

•	Accessing convenient safekeeping and periodic account reporting

•	Investing up to $5,000 per calendar quarter

This prospectus relates to an offering of 400,000 shares of BankFinancial common stock, par value $0.01 per share, to be offered for purchase under the Plan.

Shares purchased for reinvestment of all or a portion of your BankFinancial dividends may be shares purchased for participants in the open market, newly issued shares or shares held as treasury stock, at our option. Other shares purchased under the Plan will be shares purchased for participants in the open market. The price for shares purchased in the open market will be the weighted average price paid (including any broker fees or commissions) by the independent agent for all the Plan shares purchased for the Plan on the investment date. The purchase price for newly issued shares or for shares issued out of treasury stock will be equal to the average of the high and low sales prices of shares of BankFinancial common stock in transactions reported on The NASDAQ Stock Market on the investment date.

BankFinancial is a savings and loan holding company offering a wide range of financial services through its subsidiary, BankFinancial, F.S.B. Our principal executive offices are located at 15W060 North Frontage Road, Burr Ridge, Illinois 60527, (800) 894-6900.

Please read this prospectus carefully and retain it and any future investment statements for future reference. If you have any questions about the Plan, please call Computershare Trust Company, the plan administrator, toll free at 1-800-816-9078. Customer service representatives are available between the hours of 8:00 A.M. and 5:00 P.M. Central Time, Monday through Friday.

Our common stock is not the obligation of or guaranteed or endorsed by any bank, savings and loan or other depository institution. It does not constitute a bank deposit. It is not federally insured or protected by the U.S. government, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other governmental agency. Investment in our common stock, as with any investment in common stock, involves investment risks, including the risk of possible loss of value.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 20, 2006.

i

34.	Can the Plan be changed?	11

35.	What are the responsibilities of BankFinancial and Computershare under the Plan?	11

36.	What are the federal income tax consequences of participating in the Plan?	12

WHERE YOU CAN FIND MORE INFORMATION		12

USE OF PROCEEDS		14

ii

THE COMPANY

BankFinancial Corporation is the holding company for BankFinancial, F.S.B. (the “Bank”), a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through our 18 full-service banking offices, located in Cook, DuPage, Lake and Will counties, Illinois. At March 31, 2006, BankFinancial Corporation had total assets of $1.6 billion, total deposits of $1.1 billion and stockholders’ equity of $333 million. Shares of BankFinancial Corporation’s common stock are listed on the NASDAQ National Market under the symbol “BFIN”. Additional information may be found at the BankFinancial’s web site, www.bankfinancial.com.

The Bank’s primary business is making loans and accepting deposits. The Bank also offers our customers a variety of financial products and services that are related or ancillary to loans and deposits, including cash management, merchant processing, funds transfers, bill payment and other online banking transactions, automated teller machines, safe deposit boxes, wealth management, and general insurance agency and title insurance services.

INFORMATION ABOUT THE BANKFINANCIAL CORPORATION

DIVIDEND REINVESTMENT PLAN

The following, in a question and answer format, is a description of the BankFinancial Corporation Dividend Reinvestment Plan (“Plan”). The full text of the Plan is set forth as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference in this prospectus.

1. What is the Plan?

The Plan is a convenient and simple purchase plan designed for long-term share ownership for existing stockholders to increase their holdings of shares of BankFinancial Corporation common stock. The Plan allows participants to have dividends automatically reinvested in shares of BankFinancial common stock and to make optional cash investments through the Plan administrator, Computershare Trust Company (“Computershare”). Participation in the Plan is entirely voluntary and we give no advice regarding your decision to join the Plan. If you decide to participate in this Plan, you have several options for enrollment:

•	Enroll online at Computershare’s website: www.computershare.com/US/register and register as an Investor Centre member; or

•	Complete and submit an enrollment form using reply envelope enclosed for your convenience with this mailing. Enrollment forms may also be obtained from Computershare by calling 1-800-816-9078.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time, and not intended to provide a mechanism for obtaining short-term profits or engaging in other strategies involving rapid turnover of shares or proliferation of accounts. Accordingly, we reserve the right to refuse to allow participation by otherwise eligible stockholders of record who engage in, or who we believe may engage in, practices we deem to be inconsistent with the purposes of the Plan or detrimental to the Plan or other participants.

2. What options are available under the Plan?

The Plan allows participants to:

•	Have dividends on all or a part of their BankFinancial shares automatically reinvested in additional shares of BankFinancial common stock; and

•	Make optional cash investments in BankFinancial common stock.

3. Who is the Plan administrator?

Computershare will be the Plan administrator for the Plan. Computershare will keep records, send statements of account to you and perform other clerical duties relating to the Plan. However, if you participate in the Plan, you may deposit with Computershare certificates for shares of common stock held in your own name. This added convenience is available to you under the Plan at no cost.

4. Who is the independent agent?

Computershare, an independent agent, will execute purchases and sales of shares of common stock on behalf of the Plan and its participants for purchases and sales to be made in the open market through a broker. The independent agent will make purchases for initial and optional cash investments on a quarterly basis. Computershare is not our affiliate, and neither we nor any affiliate will exercise any direct or indirect control or influence over the times when or the prices at which the independent agent may purchase shares of our common stock for the Plan, the amount of common stock to be purchased by the independent agent, or the manner in which the common stock is to be purchased by the independent agent. BankFinancial may replace the independent agent at its sole discretion.

5. Who is eligible to participate in the Plan?

Any stockholder of record who holds twenty-five (25) or more shares of BankFinancial Corporation common stock is eligible to participate in the Plan, except as otherwise determined by the Board of Directors of the Company. The Board of Directors may refuse to offer the Plan to stockholders of the Company residing in any state that requires the registration or qualification of the stock to be issued pursuant to the Plan, or exemption therefrom, if such registration, qualification or exemption results in undue burden or expense to the Company, as determined by the Board of Directors in its sole discretion.

6. I am a BankFinancial stockholder of record. How do I enroll in the Plan?

If you are already a BankFinancial stockholder of record (that is, if you own shares that are registered in your name, not your broker’s) but you are not enrolled in the Plan, you may enroll in the Plan simply by completing and returning the enclosed enrollment form, by calling Computershare directly at 1-800-816-9078 or by enrolling online at Computershare’s website: www.computershare.com/US/register and register as an Investor Centre member.

7. I am not currently a BankFinancial stockholder. Can I participate in the Plan?

No. The Plan is only open to existing stockholders of record of BankFinancial Corporation common stock.

8. How do I enroll my shares that are held in the name of a bank, broker or nominee?

You may only enroll shares that you own of record in the Plan. This means that you must first become the record owner of any shares that are held in the name of a bank, broker or nominee and then submit an enrollment form to have dividends on those shares reinvested under the Plan (or, if you are already enrolled, confirm that your current election would cause reinvestment with respect to those shares).

9. Are there fees associated with participation?

BankFinancial will pay the expenses incurred in operating the Plan and purchasing shares under the Plan, except as provided in this prospectus. The current service charges to participants associated with participation in the Plan are summarized in the chart below:

Costs to Participants

Per sale of securities from Plan	$15.00 plus $0.12 per share
Certificate safekeeping	No charge
Automatic debit purchase	None
Optional cash investments (other than reinvested dividends or automatic debit)	None
Minimum optional cash investment	$200.00
Maximum optional cash investment per quarter	$5,000.00
Returned checks	$25.00
Duplicate statements
Current year	No charge
Prior years	$20.00

BankFinancial may change the amount of these fees or institute new fees at any time upon 30-days’ advance written notice, which notice may be set forth in the statements that you receive.

10. How will shares in the Plan be held?

All shares of BankFinancial common stock purchased by you under the Plan (whether as an optional cash investment or through dividend reinvestment including reinvestment of dividends on shares you continue to hold in your own name) will be registered in the name of Computershare or its nominee, as custodian, and credited to your account under the Plan.

11. May I elect full or partial reinvestment of my shares?

Yes. You may choose to reinvest all or a portion of the cash dividends paid on shares held by Computershare in your account or held of record in your name toward the purchase of additional shares of BankFinancial common stock. If you elect to reinvest your dividends on your shares of BankFinancial common stock held of record by you and/or held in the Plan, you must choose one of the following when completing the dividend reinvestment section of the enrollment form:

•	Full Dividend Reinvestment. Purchase additional shares by reinvesting all of your cash dividends on shares in your account, all stock now held or any future holdings, including shares purchased through optional cash investments.

•	Partial Dividend Reinvestment. If you choose to reinvest less than all of your dividends, you may reinvest your dividends on a specified number of full shares and receive a cash dividend payment on all remaining shares through a direct deposit to your bank account.

You may change your election at any time by completing and submitting a new enrollment form by mail, by going online to the Investor Centre at www.computershare.com or by contacting Computershare directly at 1-800-816-9078. See Question 29 for further information about changing your dividend reinvestment option.

12. How will I receive my cash dividends if I elect partial dividend reinvestment?

If you choose partial dividend reinvestment, then your cash dividends that are not reinvested will either be paid by check or can be deposited directly into your bank account. Simply complete the appropriate sections of the enrollment form or notify Computershare. You may change your designated bank account for direct deposit by notifying Computershare. We encourage participants to open a Direct Deposit account and have any of the cash dividends that are not reinvested conveniently deposited into your bank account with BankFinancial or another financial institution.

13. When will my dividend reinvestment begin?

Record dates for determining the record holders of shares of common stock entitled to receive cash dividends declared on the common stock are chosen by our Board of Directors. If your enrollment form is received and processed by Computershare before a dividend record date, the reinvestment of your dividends will begin with the payment of that dividend. If the enrollment form is received and processed by Computershare on or after the dividend record date, the reinvestment of dividends will not start until payment of the next dividend. Dividend record dates will vary from time to time. You can minimize the possibility of missing a desired entry date by delivering an enrollment form to Computershare before the first day of a dividend record date month in which you desire to begin participation in the Plan.

14. How do I make an optional cash investment?

In addition to increasing your holdings of shares of BankFinancial common stock through the reinvestment of dividends, you may make optional cash investments in shares of BankFinancial common stock. You may make optional cash investments by choosing between the following three options:

•	Payment by Check. You may make optional cash investments in shares of BankFinancial common stock by sending to Computershare a check for the purchase of additional shares. The check must be made payable to Computershare in U.S. dollars and drawn on a U.S. bank. Computershare will not accept third party checks. All checks should be sent to Computershare at the address listed on the optional cash investment tear-off form attached to each statement you receive, together with that form.

•	Quarterly Debit Payment from a Bank Account. As an alternative to sending checks for optional cash investments, you may elect to have funds automatically withdrawn on a quarterly basis from your banking account at a qualified financial institution. You may elect the debit withdrawal option by simply completing and returning an authorization form, or you may submit a request online by going to the Investor Centre at www.computershare.com.

•	Online Debit Payment from a Bank Account. You may elect to have funds automatically withdrawn from your banking account at a qualified financial institution. You may elect the online debit withdrawal option by going to the Investor Centre at www.computershare.com.

15. What are the minimum and maximum amounts for optional cash investments?

Each optional cash investment must be for a minimum of $200, subject to a maximum of $5,000 per calendar quarter. Whether participating through the use of a personal check, recurring automatic quarterly deduction from your bank account or one-time online bank debit, the $200 minimum and $5,000 maximum per calendar quarter applies.

16. When will shares be purchased under the Plan?

The Plan’s investment date will be the date for payment of the cash dividend or as soon as practicable after that date. Computershare will commingle all funds received from participants. No interest will be paid on any funds held by Computershare between investment dates. Once you have placed your order, you may not request a cash refund or otherwise change your order.

If Computershare is to reinvest dividends through the purchase of shares in the open market, we will promptly pay to Computershare all dividends payable for all shares of common stock held of record by you or on your behalf in your Plan account for which you have elected to reinvest cash dividends, subject to any applicable tax withholding requirements. Computershare will generally invest all dividend funds authorized to be reinvested within the same time frame as used for optional cash investments. If Computershare is to reinvest dividends on your shares through the purchase of shares directly from BankFinancial, BankFinancial will transfer the purchased shares to Computershare on the dividend payment date in lieu of transmitting the cash dividend, subject to any applicable tax withholding.

17. At what price will shares be purchased?

The price per share of shares purchased in the open market, whether purchased with optional cash investments or dividends, or both, will be the weighted average cost of all shares purchased by Computershare’s broker including any broker fees or commissions for each aggregate order placed by Computershare. The price of shares of common stock (if any) purchased from BankFinancial for reinvested dividends will be the average of the high and low sales prices of shares of BankFinancial common stock in transactions reported on The NASDAQ Stock Market on the dividend payment date.

18. How are shares allocated under the Plan?

Shares of common stock purchased with reinvested dividends or optional cash investments will be allocated by Computershare among the accounts of all participants. If you participate, the number of shares that will be allocated to your account following any investment date will depend on the amount of your dividends and optional cash investments (if any) available for investment on that date and the purchase price of the shares. Your account will be credited with a number of shares (including fractions computed to six decimal places) equal to the total funds to be invested for you, divided by the applicable purchase price (also computed to six decimal places).

19. Will fractional shares be purchased?

Yes. If any dividend or optional cash investment is not sufficient to purchase a whole share of BankFinancial common stock, a fractional share equivalent will be credited to your account. All fractional shares are computed to six decimal places.

20. How are returned checks or ACH rejections handled?

In the event that any check is returned unpaid or other deposit is not effected for any reason, or an authorized electronic funds transfer is not effected, Computershare will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts plus applicable fees, Computershare may sell additional shares from your account as necessary to satisfy the uncollected balance. An administrative charge, as in effect at the time (See Question 9), will be assessed in the event that a participant’s check for an optional cash investment is returned or an electronic funds transfer is not effected. This fee may be collected by Computershare through the sale of the number of shares from your Plan account necessary to satisfy the fee.

21. Will interest be paid on the Plan accounts?

No.

22. What is the source of BankFinancial common stock purchased through the Plan?

Shares of common stock to be purchased pursuant to an optional cash investment under the Plan must be purchased in the open market. For reinvested dividends, we may choose in our sole discretion to make shares of common stock available for purchase from our authorized but unissued shares or from shares held as treasury stock. To the extent we make shares available for purchase of stock for reinvested dividends under the Plan, Computershare will purchase the shares from us. To the extent we do not make shares available for purchase under the Plan directly from BankFinancial (or to the extent that purchases under the Plan are pursuant to an optional cash investment), Computershare will purchase shares of common stock in the open market.

For purchases made in the open market, on each investment date, Computershare will use dividends and optional cash investments to purchase shares of common stock on that investment date or in the ordinary course of business after that investment date. Neither BankFinancial nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by Computershare.

If at any time we determine not to make shares available under the Plan (for purchase of stock for reinvested dividends) and the independent agent fails to purchase shares in the open market (due to the operation of applicable laws, the closing of the securities markets, any other temporary curtailment or suspension of open market purchases or the unavailability of shares in the market, for example), neither we nor Computershare will have any liability to any participant arising out of the failure to make purchases at that time.

If shares of common stock are not purchased: (i) within 30 days after an Investment Date; or (ii) within 30 days of the receipt of an optional cash investment, Computershare will mail to each participant a check in the amount of the unapplied cash dividends and optional cash investments, without interest.

23. How may I receive a stock certificate?

You may obtain a certificate for some or all of your whole shares held in your Plan account at any time by requesting Computershare to withdraw shares from your Plan account. You may make such a request by using the tear-off form attached to the account statement.

Certificates are normally issued to participants within five business days after receipt of the request. Withdrawing shares from your account does not affect your dividend reinvestment election. No certificates will be issued for fractional shares of common stock.

24. May I add my certificated shares of BankFinancial common stock to my Plan account for safekeeping?

Yes. At the time of enrollment in the Plan, or at any later time, you may use the Plan’s share certificate safekeeping service to deposit with Computershare any BankFinancial common stock certificates in your possession and registered in your name. To combine shares held in certificate form with shares held through your Plan account, you must complete the tear-off section of the account statement and submit it with your certificates to the address on the tear-off section. There is no charge for this service. The stock certificates for shares to be deposited must be registered in exactly the same name as your Plan account. The certificates should not be endorsed. You should send your stock certificates via courier service because you bear the risk of loss in transit. If chose delivery by mail, insured registered mail with return receipt is recommended.

25. How may I sell shares I hold through the Plan?

You may sell all or a portion of the whole shares held in your Plan account at any time, upon request. Just visit www.computershare.com/US/register and register as an Investor Centre member. Sales requests can also be submitted via telephone through an automated Interactive Voice Response (IVR) system or mailed to Computershare together with the transaction form included with your statement. All sale instructions received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading. If you wish to sell shares you own as certificates, you may deposit the certificates into your account and then sell the shares. All sale instructions are final when Computershare receives them. Your sale instructions cannot be cancelled or stopped. Sales processed on accounts lacking a valid Form W-9 certifying the accuracy of your taxpayer identification number for U.S. holders, or a Form W-8BEN for non-U.S. beneficial owners, will be subject to backup withholding tax at the then effective tax rate. By furnishing the appropriate form to Computershare before the sale takes place, you will avoid subjecting your sales proceeds to backup withholding tax. Proceeds, less the administrative service charge in effect at the time (See Question 9), are normally paid by check, mailed three business days after the sale.

You should be aware that the price of shares of BankFinancial common stock may rise or fall during the period between a request for sale and the ultimate sale on the open market. Instructions sent to Computershare to sell shares are binding and may not be rescinded.

26. Can I transfer shares that I hold in the Plan to someone else?

Yes. You may transfer ownership of some or all of your shares held through the Plan. You may call Computershare at 1-800-816-9078 for complete transfer instructions. You will be asked to send to Computershare written transfer instructions. Your signature must be “Medallion

Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Plan. The Medallion Guarantee Plan is intended to ensure that the individual signing is in fact the owner of the participant’s account. A notary is not sufficient.

You may transfer shares to new or existing BankFinancial stockholders. However, a new the Plan account will not be opened for a transferee as a result of a transfer of less than twenty-five (25) shares.

27. I’ve just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call Computershare at 1-800-816-9078, write to them at the address listed in Question 31, or visit the Investor Centre at www.computershare.com.

28. How do I modify my reinvestment election?

You may modify your reinvestment election by submitting an updated enrollment form to Computershare, by telephone at 1-800-816-9078 or by visiting the Investor Centre at www.computershare.com. Your enrollment form must be received and processed before 12:00 noon, Central Time on a dividend record date to be effective for the dividend distributed to you as a stockholder as of that date.

29. How may I close my Plan account?

You may close your Plan account by requesting that all shares be issued to you in the form of a stock certificate and that a check be issued for the value of any fractional share amount. Alternatively, you may close your Plan account by requesting that all shares be sold on the open market and a check be sent to you for the proceeds, less the administrative service charge in effect at the time (See Question 9), for all full and fractional shares. To close your account, you can access your account online at www.computershare.com. Account closing requests can also be submitted via telephone or mailed to Computershare at its address in Question 30 together with the transaction form included with your statement. In the event a Participant’s notice of termination is received near a record date for an account whose dividends are to be reinvested, Computershare, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the terminating Participant. In the event reinvestment is made, Computershare will process the termination as soon as practicable, but in no event later than five business days after the investment is completed.

Closing your account does not affect your dividend reinvestment election. If you wish to stop future reinvestment of dividends and the re-establishment of an account, your request should state that you do not want future dividends reinvested or should be sent with a new enrollment form electing no dividend reinvestment. If you select no dividend reinvestment and your request is received and processed after 12:00 noon, Central Time on a dividend record date, the dividend distributed to you as a stockholder as of that date will be reinvested and your account will not be closed until after you receive the shares resulting from the dividend pending reinvestment.

30. How do I contact Computershare, the Plan administrator?

You may contact Computershare by using the following options:

Telephone inquiries:	1-800-816-9078

Internet inquiries:	www.computershare.com/

Email inquiries:	web.inquiries@computershare.com

Written correspondence:	BankFinancial Corporation Dividend Reinvestment Plan
c/o Computershare Trust Company
Attn: Stockholders Services
250 Royal Street
Canton, MA 02021

31. What reports will I receive?

Transaction statements of your account will be sent to you when there is activity in your account. Each statement will show the amount invested, the purchase or sale price of the Plan transactions, the number of shares purchased or sold and the applicable service charges, as well as any activity associated with share deposits or withdrawals. Please notify Computershare promptly either in writing or by telephone if your address changes. In addition, you will be sent copies of the same communications sent to all other holders of shares of BankFinancial common stock, such as annual reports and proxy statements. You will also be sent any required Internal Revenue Service information statements.

Please retain all transaction statements for your records. The statements contain important tax and other information.

32. What if BankFinancial issues a stock dividend or declares a stock split or rights offering?

Any stock dividend or split shares distributed by BankFinancial to holders of shares of common stock held in the Plan accounts will be added to your account balance. You will receive a statement indicating the number of shares added as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a the Plan account.

33. How do I vote my Plan shares at stockholders’ meetings?

In connection with any meeting of BankFinancial stockholders, you will be sent a proxy card or request for voting instructions representing both the shares for which you hold physical certificates and the shares held in your Plan account. Those shares will be voted as you indicate on the returned proxy card or request form. Fractional shares will be voted. If you sign and return the proxy card or request form and no voting instructions are given with respect to any item on the proxy card or request form, all of your shares will be voted in accordance with the recommendations of BankFinancial’s Board of Directors.

As an alternative to returning your proxy card or request form, you may also be able to vote by telephone or online by following the instructions in the proxy materials if that method is available.

34. Can the Plan be changed?

Yes. BankFinancial and Computershare may suspend, modify or terminate the Plan at any time. All participants will be sent notice of any suspension, modification or termination. If the Plan is terminated, certificates for whole shares held in your Plan account will be issued and a cash payment will be made for any fractional shares. BankFinancial reserves the right to deny, suspend or terminate participation by a participant who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, Computershare will notify you in writing and will continue to safekeep your shares but will no longer accept optional cash investments or reinvest your dividends. Computershare will issue a certificate for your shares to you upon written request.

Computershare also may terminate your Plan account if you do not own at least twenty-five (25) shares. In the event your Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you and your account will be closed.

35. What are the responsibilities of BankFinancial and Computershare under the Plan?

Neither BankFinancial nor Computershare will be liable for any act or omission to act, which was done in good faith, including without limitation any claims based on delays in processing stockholder directions or requests and any claim of liability arising out of the failure to terminate a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to terminate participation from a qualified representative of the deceased.

You should recognize that neither BankFinancial nor Computershare could assure you of a profit or protect you against a loss on shares purchased through the Plan. Although BankFinancial currently contemplates the continuation of quarterly dividends, the payment of dividends is subject to the discretion of BankFinancial’s Board of Directors and will depend upon future earnings, the financial condition of BankFinancial and other factors. Dividends may increase or decrease.

36. What are the federal income tax consequences of participating in the Plan?

Participants in the Plan are advised to consult their own tax advisors with respect to the tax consequences of participation in the Plan (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

Cash dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. Although Computershare will reinvest dividends on Plan shares, you remain solely responsible for any income taxes payable on such dividends. Dividend income (consisting of dividends and any transaction or trading fees paid on your behalf by BankFinancial) paid to Computershare on your behalf will be reported to the U.S. Internal Revenue Service on Form 1099 DIV, a copy of which will be sent to you.

You will not recognize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your Plan account or the withdrawal of whole shares from your account. You will generally recognize gain or loss upon the receipt of cash for fractional shares held in the Plan. You will also recognize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares. In order to determine the tax basis for shares in your account, you need to retain all account statements. If you sell shares through the Plan, Computershare will send a Form 1099-B to you and the U.S. Internal Revenue Service after the end of the year showing the total proceeds of the transactions.

IRS Regulations require Computershare to have a valid and effective tax certification form on file beforehand, in order to avoid the application of U.S. withholding taxes at the then effective rate to payments for dividends (including reinvested dividends) and/or sales. For U.S. persons, Form W-9 is required. For non-U.S. persons, Form W-8BEN is required from the beneficial owners of the shares. Taxes withheld for the year will be shown on the tax information forms furnished by Computershare to you under IRS rules.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission (“SEC”) the shares of common stock that may be offered by us using this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. The public may read and copy any reports, statements, or other information that we file at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or a prospectus supplement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC.

Corporation SEC Filings (File No. 0-14591)	Period
Annual Report on Form 10-K	Year ended December 31, 2005

Annual Report on Form 10-K/A	Year ended December 31, 2005

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2006

Current Reports on Form 8-K	Dated February 8, February 9, February 24, March 2, March 8, March 31, April 6 and May 2, 2006

Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating the description of securities contained therein.

All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, and 15 of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of any offering of securities made by this prospectus are also incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to you. You may obtain such documents without charge by requesting them in writing or by telephone from BankFinancial Corporation, Investor Relations at the following address:

BankFinancial Corporation

Investor Relations

15W060 North Frontage Road

Burr Ridge, Illinois 60527

Tel: (800) 894-6900

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus, and neither the delivery of this prospectus to you nor the issuance of common stock under it shall create any implication to the contrary.

This prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction.

USE OF PROCEEDS

BankFinancial will receive proceeds from the purchase of common stock through the Plan to the extent that purchases for reinvested dividends are made directly from BankFinancial, and not from open market purchases by the independent agent. Any proceeds received by us (which cannot be estimated), will be used for general corporate purposes.

LEGAL MATTERS

The legality of the issuance of the shares of common stock offered hereby will be passed upon for BankFinancial by Luse Gorman Pomerenk & Schick, Washington, D.C.

EXPERTS

The consolidated financial statements included in BankFinancial’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated by reference in this prospectus, have been audited by Crowe Chizek and Company LLC, independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses which may be incurred by BankFinancial Corporation (the “Corporation” or the “Registrant”) in connection with the issuance and distribution of shares of common stock pursuant to the Prospectus contained in this Registration Statement and which will be paid by the Corporation.

Securities and Exchange Commission registration fee	$705
Accounting fees and expenses	5,000
Legal fees and expenses	10,000
Printing	7,500
Transfer agent fees and expenses	2,500
Miscellaneous expenses	2,295

Total	$28,000

Item 15.	Indemnification of Directors and Officers.

Articles 12 and 13 of the Articles of Incorporation of the Corporation set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability that they incur in their capacities as such:

Article 12. Indemnification.

Section A. Indemnification. The Corporation: (1) shall indemnify its current and former Directors (including any Director who was or is also an officer of the Corporation), whether serving the Corporation or at its request serving any other entity, including, without limitation, any subsidiary or other affiliate of the Corporation, to the fullest extent required or permitted by the MGCL (but, in the case of any amendment to the MGCL, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), including the advancement of expenses under procedures permitted or required by applicable law and to the fullest extent permitted by applicable law; (2) shall indemnify (including the advancement of expenses under procedures permitted or required by applicable law) its current and former officers to the fullest extent, consistent with applicable law, as may be required in a contract approved by the Board of Directors pursuant to a resolution approved by a majority of Directors then in office, or as may be required the Bylaws of the Corporation; and (3) may, to the extent not required pursuant to paragraph (2) of this Section A of this Article 12, indemnify (including the advancement of expenses under procedures permitted or required by applicable law) current and former officers and other employees and agents of the Corporation as may be authorized by the Board of Directors in the specific case and permitted by applicable law or the Bylaws of the Corporation; provided, however, that, except as provided in Section B of this Article 12 with respect to proceedings to enforce rights to indemnification or in a contract approved by the Board of Directors pursuant to a resolution approved by a majority of Directors then in office, the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors pursuant to a resolution approved by a majority of the Directors then in office.

Section B. Procedure. If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 30 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit against the Corporation. It shall be a defense to any action for advancement of expenses that the Corporation has not received both: (1) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct for indemnification has not been met; and (2) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by an indemnitee to whom the Corporation has not agreed to advance expenses, be a defense to such suit. In any suit brought by the indemnitee to enforce any right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise, shall be on the Corporation.

Section C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Charter, the Bylaws of the Corporation, any contract, agreement, vote of stockholders or disinterested Directors, or otherwise.

Section D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself or any Director, officer, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

Section E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually and unconditionally received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any repeal or modification of this Article 12 shall not in any way diminish any rights of any person to indemnification or advancement of expenses of or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article is in force.

Article 13. Limitation of Liability.

An officer or Director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages except: (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and Directors of the Corporation shall be further eliminated or limited to the fullest extent permitted by MGCL, as so amended. Any repeal or modification of this Article 13 by the stockholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of such repeal or modification.

In addition, the Corporation has entered into Employment Agreements with F. Morgan Gasior, James J. Brennan, Paul A. Cloutier, Robert O’Shaughnessy and Christa N. Calabrese pursuant to which the Corporation has undertaken contractually to provide indemnification in the manner described above.

Item 16.	Exhibits.

The following is a list of exhibits filed as part of the Registration Statement:

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.

10	BankFinancial Corporation Dividend Reinvestment Plan

23.1	Consent of Crowe Chizek and Company LLC

23.2	Consent of Luse Gorman Pomerenk & Schick, P.C. (included in Exhibit 5)

24	Power of Attorney (contained on signature page of this filing)

Item 17.	Undertakings.

a.	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales of securities are made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burr Ridge, State of Illinois, on July 19, 2006.

BANKFINANCIAL CORPORATION

/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant hereby severally constitute and appoint F. Morgan Gasior as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said F. Morgan Gasior may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-3 relating to the offering of the Registrant’s shares of common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said F. Morgan Gasior shall do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ F. Morgan Gasior F. Morgan Gasior	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 19, 2006

/s/ Paul A. Cloutier Paul A. Cloutier	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 19, 2006

/s/ Patrick I. Hartnett Patrick I. Hartnett	Director	July 19, 2006

/s/ John M. Hausmann John M. Hausmann	Director	July 19, 2006

/s/ Sherwin R. Koopmans Sherwin R. Koopmans	Director	July 19, 2006

/s/ Joseph A. Schudt Joseph A. Schudt	Director	July 19, 2006

/s/ Terry R. Wells Terry R. Wells	Director	July 19, 2006

/s/ Glen R. Wherfel Glen R. Wherfel	Director	July 19, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit
5	Opinion of Luse Gorman Pomerenk & Schick, P.C.

10	BankFinancial Corporation Dividend Reinvestment Plan

23.1	Consent of Crowe Chizek and Company LLC

23.2	Consent of Luse Gorman Pomerenk & Schick, P.C. (included in Exhibit 5)

24	Power of Attorney (contained on signature page of this filing)